Exhibit 10.16m

Manpower France Holdings

Paris, France

February 15, 2007

Ms. Francoise Gri

Dear Francoise:

Manpower Inc. (the “Corporation”) desires to retain experienced, well-qualified executives, like you, to assure the continued growth and success of the Corporation and its direct and indirect subsidiaries (collectively, the “Manpower Group”). Pursuant to your employment by Manpower France Holdings (“France Holdings”), we have agreed as follows:

1.	Compensation and Benefits on Termination.

(a)	Resignation or Termination for Gross or Serious Misconduct.

In the event that your employment is voluntarily terminated by you by way of resignation (for any reason except those set out at Subsections 1(c).(d) or (e) below), or your employment is terminated by France Holdings for a serious or gross misconduct as defined by French law (“faute grave” or “faute lourde”), France Holdings will owe you no sums other than (i) those due to you by French law pursuant to the performance of your contract of employment and (ii) all benefits to which you are entitled in accordance with any benefit plans generally made available to executives of the Corporation from time to time (“Benefit Plans”) in accordance with the terms of such plans. No incentive bonus will be payable for the year during which the termination occurs. The Manpower Group will have no further obligations to you.

(b)	Termination for Ordinary Cause (“motif reel et sérieux)

In the event your employment with France Holdings is terminated by either party for any reason except those set out at 1(a) above or 1(c), 1(d) or 1(e) below, you will be entitled to (i) severance pay due under French law, which shall be paid to you no later than required by French law. and (ii) all benefits to which you are entitled under any Benefit Plans in accordance with the terms of such plans. The Manpower Group will have no further obligations to you.

(c)	Termination by Reason of Disability or Death.

If your employment with France Holdings terminates during the Term by reason of your disability or death, France Holdings will pay or provide you or your heirs with (i) your full base salary as then in effect through the effective date of your termination of employment in accordance with French law (the “Date of Termination”), (ii) your unpaid bonus, if any, attributable to any complete fiscal year of the Manpower Group ended before the Date of Termination, (iii) a bonus for the fiscal year during which the Date of Termination occurs equal in amount to the bonus you would have received for the full fiscal year had your employment not terminated, determined by extrapolating to the full fiscal year performance, through the Date of Termination, on any non-discretionary financial goals and by basing any discretionary component on your progress, as determined at the sole discretion of the Chief Executive Officer of the Corporation, towards attainment of the relevant performance goals for such component during the portion of the year you are employed, but prorated for the actual number of days you were employed during such fiscal year, payable within sixty days after the Date of Termination, (iv) any benefits to which you are entitled under the Benefit Plans in accordance with the terms of such plans and (v) upon a disability, the severance pay due to you pursuant to French law, if any. The Manpower Group will have no further obligations to you.

For purposes of this letter, the “Term” will be a period beginning on the date of this letter indicated above and ending on the first to occur of the following: (a) the date which is the two-year anniversary of the occurrence of a Change of Control (as such term is defined below); (b) the date which is the three-year anniversary of the date of this letter indicated above if no Change of Control occurs between the date of this letter indicated above and such three-year anniversary; or (c) the Date of Termination.

(d)	Termination for Good Reason In Connection With a Change of Control

In the event your employment with France Holdings is terminated by either party during the Term, if the termination occurs during a Protected Period or within two years after the occurrence of a Change of Control for any of the “good reasons” specified below in Subsection 1(d)(iv), you will be entitled to receive the benefits described below in Subsection 1(d)(i):

(i)	Good Reason Termination Benefits In Connection with a Change of Control.

(A) France Holdings will pay you, your full base salary through the date either party gives notice of such a termination (the “Notice Date”), payable no later than required by French law;

(B) France Holdings will pay you, your unpaid bonus, if any, attributable to any complete fiscal year of the Manpower Group ended before the Date of Termination, payable pursuant to the terms of the applicable bonus plan;

(C) France Holdings will pay you, a bonus for the fiscal year in which the Notice Date occurs, (1) your largest annual bonus for the three fiscal years of the Manpower Group immediately preceding the fiscal year in which the Notice Date occurs (2) your target annual bonus for the fiscal year in which the Notice Date occurs; provided, however, that such bonus will be prorated for the actual number of days you were employed during the fiscal year prior to the Notice Date, payable in a lump sum on the date that is six months after the Date of Termination. If any of such payment is not made when due (hereinafter a “Delinquent Payment”), in addition to such principal sum, France Holdings will pay you interest at the legal rate in force in France at the time when the relevant amounts would have been due;

(D) France Holdings will pay, as a severance benefit to you, a lump-sum payment equal to two times the sum of (1) your annual base salary at the highest rate in effect during the Term and (2) the greater of (a) your largest annual bonus for the three fiscal years of the Manpower Group immediately preceding the Notice Date or (b) your target annual bonus for the fiscal year in which the Notice Date occurs; this severance benefit will be inclusive of any severance pay (“indemnité de licenciement”) that may be due to you under French law and the applicable notice period or compensation in lieu of notice for the period between the Notice Date and the Date of Termination, unless the total of the “indemnité de licenciement” and notice period exceed the amount of severance benefit due hereunder, payable in one lump sum on the date that is six months after the Date of Termination, except for that part of it that corresponds to the severance pay due under French law that will be paid at the end of the contract as required by French law. If any of such lump sum payment is a Delinquent Payment, in addition to such principal sum, France Holdings will pay you interest at the legal rate in force in France at the time when the relevant amounts would have been due; and

(E) France Holdings will make available to you, an outplacement service program, chosen by the Corporation, and provided by the Corporation or its subsidiaries or an outplacement service provider selected by the Corporation. Such outplacement service program will be of a duration chosen by the Corporation but will not, in any instance, end later than one (1) year following the Date of Termination. Upon completion of the outplacement program specified in this Subsection 1(d)(i)(E), you will be solely responsible for payment of any additional costs incurred as a result of your use of such outplacement services. France Holdings will not substitute cash or other compensation in lieu of the outplacement service program specified in this Subsection 1(d)(i)(E).

(ii)	Change of Control. A “Change of Control” will mean the first to occur of the following:

(A) the acquisition (other than from the Corporation), by any Person (as defined in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, of beneficial ownership (within the meaning of Exchange Act Rule 13d-3) of more than 50% of the then outstanding shares of common stock of the Corporation or voting securities representing more than 50% of the combined voting power of the Corporation’s then outstanding voting securities entitled to vote generally in the election of directors; provided, however, no Change of Control shall be deemed to have occurred as a result of an acquisition of shares of common stock or voting securities of the Corporation (A) by the Corporation, any of its subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any of its subsidiaries or (B) by any other corporation or other entity with respect to which, following such acquisition, more than 60% of the outstanding shares of the common stock, and voting securities representing more than 60% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of such other corporation or entity are then beneficially owned, directly or indirectly, by the persons who were the Corporation’s shareholders immediately prior to such acquisition in substantially the same proportions as their ownership, immediately prior to such acquisition, of the Corporation’s then outstanding common stock or then outstanding voting securities, as the case may be; or

(B) the consummation of any merger or consolidation of the Corporation with any other corporation, other than a merger or consolidation which results in more than 60% of the outstanding shares of the common stock, and voting securities representing more than 60% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the surviving or consolidated corporation being then beneficially owned, directly or indirectly, by the persons who were the Corporation’s shareholders immediately prior to such merger or consolidation in substantially the same proportions as their ownership, immediately prior to such merger or consolidation, of the Corporation’s then outstanding common stock or then outstanding voting securities, as the case may be; or

(C) the consummation of any liquidation or dissolution of the Corporation or a sale or other disposition of all or substantially all of the assets of the Corporation; or

(D) individuals who, as of the date of this letter, constitute the Board of Directors of the Corporation (as of such date, the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided, however, that any person becoming a director subsequent to the date of this letter whose election, or nomination for election by the shareholders of the Corporation, was approved by at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of this letter, considered as though such person were a member of the Incumbent Board but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest which was (or, if threatened, would have been) subject to Exchange Act Rule 14a-11; or

(E) whether or not conditioned on shareholder approval, the issuance by the Corporation of common stock of the Corporation representing a majority of the outstanding common stock, or voting securities representing a majority of the combined voting power of the outstanding voting securities of the Corporation entitled to vote generally in the election of directors, after giving effect to such transaction.

Following the occurrence of an event which is not a Change of Control whereby there is a successor holding company to the Corporation, or, if there is no such successor, whereby the Corporation is not the surviving corporation in a merger or consolidation, the surviving corporation or successor holding company (as the case may be), for purposes of this letter, shall thereafter be referred to as the Corporation.

(iii)	Protected Period. The “Protected Period” shall be a period of time determined in accordance with the following:

(A) if a Change of Control is triggered by an acquisition of shares of common stock of the Corporation pursuant to a tender offer, the Protected Period shall commence on the date of the initial tender offer and shall continue through and including the date of the Change of Control, provided that in no case will the Protected Period commence earlier than the date that is six months prior to the Change of Control;

(B) if a Change of Control is triggered by a merger or consolidation of the Corporation with any other corporation, the Protected Period shall commence on the date that serious and substantial discussions first take place to effect the merger or consolidation and shall continue through and including the date of the Change of Control, provided that in no case will the Protected Period commence earlier than the date that is six months prior to the Change of Control; and

(C) in the case of any Change of Control not described in Subsections 1(d)(ii)(A) or (B), above, the Protected Period shall commence on the date that is six months prior to the Change of Control and shall continue through and including the date of the Change of Control.

(iv)	Good Reason Circumstances.

The severance benefits above in Subsection 1(d)(i) will be payable to you in the event your employment is terminated, without your consent, because you have refused a modification of your contract under any of the following circumstances (i.e., a “good reason”):

(A) your removal from your position as President of Manpower France SAS without cause, “cause” being identified as follows:

(1) your repeated failure to perform your duties with France Holdings in a competent, diligent and satisfactory manner as determined by the Corporation’s Chief Executive Officer in his reasonable judgment,

(2) insubordination,

(3) your commission of any material act of dishonesty or disloyalty involving the Manpower Group,

(4) your commission of an act of fraud, embezzlement or theft or your breach of trust or dereliction of duty in connection with your duties or in the course of your appointment,

(5) your unjustified chronic absence from work,

(6) your commission of a crime which substantially relates to the circumstances of your position with the Manpower Group Holdings or which has a material adverse effect on the Manpower Group, or

(7) the willful engaging by you in conduct which is demonstrably and materially injurious to the Manpower Group. For purposes of this letter, no act, or failure to act, on your part will be deemed “willful” unless done, or omitted to be done, by you not in good faith.

(B) a reduction in the duties assigned to you that is material based on your overall responsibilities and authority (ignoring incidental duties) prior to and after such reduction in duties, and that you have expressly rejected within one month from having been made the proposal;

(C) any material breach of this agreement by France Holdings or of any material obligation of France Holdings or any member of the Manpower Group for the payment or provision of compensation or other benefits to you;

(D) any reduction in your base salary as in effect from time to time or a failure by the Manpower Group to provide an arrangement for you for any fiscal year of the Manpower Group giving you the opportunity to earn an incentive bonus for such year, it being specified that this clause does not grant you an entitlement to such a bonus but only an eligibility;

(E) your being required by the Corporation or France Holdings to change the location of your principal office to one in excess of seventy-five miles from Paris, France , and that you have expressly rejected within one month from having been made the requirement; or

(F) any reduction in the amount of the annual bonus received by you for a given fiscal year (calculated on a prorated basis for partial years) within two years after the occurrence of a Change of Control, as compared to the amount of the annual bonus received by you (prorated for comparison to partial years) for either of the two fiscal years of the Manpower Group immediately preceding the fiscal year in which a Change of Control occurred, unless the bonus for such given fiscal year is based on criteria to which you have agreed.

(e)	Termination for Good Reason Without Regard to Change of Control

In the event your employment with France Holdings is terminated by either party during the Term, other than during a Protected Period or within two years after the occurrence of a Change of Control, for any of the “good reasons” specified below in Subsection 1(e)(ii) below, you will be entitled to receive the benefits described below in Subsection 1(e)(i):

(i)	Good Reason Termination Benefits Without Regard to a Change of Control.

(A) France Holdings will pay you, your full base salary through the Notice Date, payable no later than required by French law;

(B) France Holdings will pay you, your unpaid bonus, if any, attributable to any complete fiscal year of the Manpower Group ended before the Date of Termination, payable pursuant to the terms of the applicable bonus plan;

(C) France Holdings will pay you, a bonus for the fiscal year during which the Notice Date occurs equal in amount to the bonus you would have received for the full fiscal year had your employment not terminated, determined by extrapolating to the full fiscal year performance, through the Notice Date, on any non-discretionary financial goals and by basing any discretionary component on your progress, as determined at the sole discretion of the Chief Executive Officer of the Corporation, towards attainment of the relevant performance goals for such component during the portion of the year you were employed; provided, however, that such bonus will be prorated for the actual number of days you were employed during the fiscal year prior to the Notice Date, payable in a lump sum on the date that is six months after the Date of Termination. If any of such payment is a Delinquent Payment, in addition to such principal sum, France Holdings will pay you interest at the legal rate in force in France at the time when the relevant amounts would have been due;

(D) France Holdings will pay, as a severance benefit to you, a lump sum payment equal to the amount of your annual base salary at the highest rate in effect during the Term plus an amount equal to your largest annual bonus for the three fiscal years of the Manpower Group immediately preceding the Notice Date; this severance benefit will be inclusive of any severance pay (“indemnité de licenciement”) that may be due to you under French law and the applicable notice period or compensation in lieu of notice for the period between the Notice Date and the Date of Termination, unless the total of the “indemité de licenciement” and notice period exceed the amount of severance benefit due hereunder, payable in one lump sum on the date that is six months after the Date of Termination, except for that part of it that corresponds to the severance pay due under French law that will be paid at the end of the contract as required by French law. If any of such lump sum payment is a Delinquent Payment, in addition to such principal sum, France Holdings will pay you interest at the legal rate in force in France at the time when the relevant amounts would have been due; and

(E) France Holdings will make available to you, an outplacement service program, chosen by the Corporation, and provided by the Corporation or its subsidiaries or an outplacement service provider selected by the Corporation. Such outplacement service program will be of a duration chosen by the Corporation but will not, in any instance, end later than one (1) year following the Date of Termination. Upon completion of the outplacement program specified in this Subsection 1(e)(ii)(E), you will be solely responsible for payment of any additional costs incurred as a result of your use of such outplacement services. The Corporation will not substitute cash or other compensation in lieu of the outplacement service program specified in this Subsection 1(e)(i)(E).

(ii)	Good Reason Circumstances.

The severance benefits above in Subsection 1(e)(i) will be payable to you in the event your employment is terminated, without your consent, because you have refused a modification of your contract under any of the circumstances described above in Subsection 1(d)(iv) (i.e., a “good reason”); provided, however, notwithstanding the circumstances described in Subsections 1(d)(iv)(B), (C) and (D) above, it is expressly agreed that it will not be a “good reason” in the event that the Corporation’s Chief Executive Officer, in good faith and with a reasonable belief that the reassignment is in the best interest of the Manpower Group, reassigns you to another senior executive level position in the Manpower Group, even if you expressly reject such reassignment within one month from having been made the proposal, provided that your total cash compensation opportunity attributable to your base salary and annual bonus (as reflected by a dollar amount) at target performance for any year ending after the date of reassignment is not less than such total cash compensation opportunity in effect prior to such reassignment for the year in which such reassignment occurs.

(f)	Limitations and Forfeiture.

The amounts paid to you pursuant to Subsections 1(d)(i)(D) or 1(e)(ii)(D) will not be included as compensation for purposes of any qualified or nonqualified pension or welfare benefit plan of the Manpower Group. In addition, notwithstanding the foregoing, your right to receive the payments and benefits to be provided to you under this Section 1 beyond those sums and severance payment due to you on termination of your employment pursuant to French law, is conditioned upon your performance of the obligations stated in Sections 2-5, below, and upon your breach of any such obligations, you will immediately return to the Corporation the amount of such payments and benefits and you will no longer have any right to receive any such payments or benefits.

2.	Nondisclosure.

(a)

You will not, directly or indirectly, at any time during the term of your employment, or during the two-year period following your termination, for whatever reason, of employment, use or possess for yourself or others or disclose to others except in the good faith performance of your duties any Confidential Information (as defined below), whether or not conceived, developed, or perfected by you and no matter how it became known to you, unless (i) you first secure written consent of the Corporation to such disclosure, possession or use, (ii) the same shall have lawfully become a matter of public knowledge other than by your act or omission, or (iii) you are ordered to disclose the same by a court of competent jurisdiction or are otherwise required to disclose the same by law, and you promptly notify the Corporation of such disclosure. “Confidential Information” shall mean all business information (whether or not in written form)

which relates to the Manpower Group and which is not known to the public generally (absent your disclosure), including but not limited to confidential knowledge, operating instructions, training materials and systems, customer lists, sales records and documents, marketing and sales strategies and plans, market surveys, cost and profitability analyses, pricing information, competitive strategies, personnel-related information, and supplier lists. This obligation will survive the termination of your appointment for a period of two years and, notwithstanding the foregoing, will not be construed to in any way limit the rights of the Manpower Group to protect Confidential Information which constitute trade secrets under applicable trade secrets law or privileged information even after such two-year period.

(b)	Upon your termination, for whatever reason, of your employment, or at any other time upon request of the Corporation, you will promptly surrender to France Holdings, or with the permission of the Corporation destroy and certify such destruction to the Corporation, any documents, materials, or computer or electronic records containing any Confidential Information which are in your possession or under your control.

3.	Non-solicitation of Employees. You agree that you will not, at any time during the term of your employment or during the one-year period following your termination, for whatever reason, of your employment, either on your own account or in conjunction with or on behalf of any other person, company, business entity, or other organization whatsoever, directly or indirectly induce, solicit, entice or procure any person who is a managerial employee or officer of any company in the Manpower Group (but in the event of your termination, any such managerial employee or officer that you have had contact with in the two years prior to your termination) to terminate his or her employment or appointment with the Manpower Group so as to accept employment or appointment elsewhere or to diminish or curtail the services such person provides to the Manpower Group.

4.	Customer Non-solicitation. During the one-year period which immediately follows the termination, for whatever reason, of your employment, you will not, directly or indirectly, contact any customer of the Manpower Group with whom/which you have had contact on behalf of the Manpower Group during the two-year period preceding the Date of Termination or about whom/which you obtained confidential information in connection with your employment during such two-year period so as to cause or attempt to cause such customer not to do business or to reduce such customer’s business with the Manpower Group or divert any business from any company in the Manpower Group.

5.

Non-competition. During the one-year period which immediately follows the termination, for whatever reason, of your employment, you will not, directly or indirectly, provide services or assistance of a nature similar to the services you provided to any company of the Manpower Group during the two-year period immediately preceding the Date of Termination to any entity (i) engaged in the business of providing temporary staffing services anywhere in France which has, together with its affiliated entities, annual revenues from such business in excess of US $500,000,000 or (ii) engaged in the business of providing permanent placement, professional staffing, outplacement or human resources consulting services anywhere in France which has, together with its affiliated entities, annual revenues from such business in excess of US $250,000,000. You acknowledge that the scope of this limitation is reasonable in that, among other things, providing any such services or assistance during such one-year period would permit you to use unfairly your close identification with the Manpower Group and the customer contacts you developed while appointment and would involve the use or disclosure of Confidential Information pertaining to the Manpower Group.

6.	Injunctive and Other Interim Measures.

(a) Injunction. You recognize that irreparable and incalculable injury will result to the Manpower Group and its businesses and properties in the event of your breach of any of the restrictions imposed by Sections 2-5, above. You therefore agree that, in the event of any such actual, impending or threatened breach, the Corporation will be entitled, in addition to the remedies set forth in Subsection 1(f), above (which the parties agree would not be an adequate remedy), and any other remedies and damages, to, including, but not limited to, provisional or interim measures, including temporary and permanent injunctive relief, without the necessity of posting a bond or other security, from a court of competent jurisdiction restraining the violation, or further violation, of such restrictions by you and by any other person or entity for whom you may be acting or who is acting for you or in concert with you.

(b) Non-application. Notwithstanding the above, Sections 4 and 5 above will not apply if your employment is terminated under the circumstances described in Subsection 1(d) above.

(c) Remuneration. As compensation for this non-competition undertaking, you will, throughout the period of this obligation not to compete, have a right to the payment stipulated by the provisions of French law governing the prohibition of competition in accordance with the conditions and methods defined by therein of 20 % of the average gross monthly remuneration of the last three months during the one year of non-competition. It is expressly agreed that the amounts due to you under 1(e)(i) above are inclusive of this payment.

France Holdings will nevertheless be entitled to waive this clause unilaterally on condition that it informs you within a maximum of 15 days after the notification of the termination of the contract or, if the notice period is not worked, within a month from effective termination of work.

7.	Vesting of Options. Any unvested options you hold at the time of a Change of Control to purchase stock of the Corporation will vest and become immediately exercisable at such time.

8.	Non-disparagement. Upon the termination, for whatever reason, of your employment, France Holdings and the Corporation agree that their directors and officers, during their employment by or service to the Manpower Group, will refrain from making any statements that disparage or otherwise impair your reputation or commercial interests. Upon your termination, for whatever reason, of your employment, you agree to refrain from making any statements that disparage or otherwise impair the reputation, goodwill, or commercial interests of the Manpower Group, or its officers, directors, or employees. However, the foregoing will not preclude either party from providing truthful testimony pursuant to subpoena or other legal process or in the course of any proceeding that may be commenced for purposes of enforcing this letter agreement. Any formal declaration made by the Manpower Group as regards the termination of your relationship with the Manpower Group, if it has to be made under the laws of any relevant State or Country, will not be deemed to constitute a failure to comply with the obligations under this paragraph.

9.	Successors; Binding Agreement. This letter agreement will be binding on France Holdings, the Corporation and each of theirs successors and will inure to the benefit of and be enforceable by your personal or legal representatives, heirs and successors.

10.	Notice. Notices and all other communications provided for in this letter will be in writing and sent in accordance with French law.

11.	No Right to Remain Employed. Nothing contained in this letter will be construed as conferring upon you any right to remain employed by France Holdings or any member of the Manpower Group or affect the right of France Holdings or any member of the Manpower Group to terminate your employment at any time for any reason, subject to the obligations of France Holdings as set forth herein.

12.	Modification. No provision of this letter may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing by you and France Holdings.

13.	Withholding. France Holdings shall be entitled to withhold from amounts to be paid to you hereunder any social contributions and charges that may be due under the applicable laws and regulations.

14.	Applicable Law. This Agreement shall be governed by and interpreted in accordance with the laws of France and is subject to the jurisdiction of the relevant French courts.

15.	Previous Agreements. This letter, upon acceptance by you, expressly supersedes any and all previous agreements or understandings relating to the payment of benefits to you upon the termination of your employment with France Holdings or any other member of the Manpower Group and any such agreements or understandings shall, as of the date of your acceptance, have no further force or effect.

If you are in agreement with the foregoing, please sign and return one copy of this letter which will constitute our agreement with respect to the subject matter of this letter.

Sincerely,

MANPOWER FRANCE HOLDINGS

	By:	/s/ Michael Lynch
Michael Lynch, President

Agreed as of the 21st day of February, 2007.

/s/ Francoise Gri
Francoise Gri